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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                            SPECIALTY CATALOG CORP.
--------------------------------------------------------------------------------
                                (Name of issuer)

                          Common Stock, $0.01 Par Value
--------------------------------------------------------------------------------

                                  84748Q-10-3
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                                 (Cusip Number)


                                  May 10, 1999
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             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [X] Rule 13d-1(c)     [ ] Rule 13d-1(d)     [ ] Rule 13d-1(b)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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

--------------------------                            --------------------------
CUSIP NO. 84748Q-10-3               SCHEDULE 13G               PAGE 2 OF 8 PAGES
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  LAWRENCE E. GOLUB
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           602,689
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      602,689
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  602,689
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  13.66%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  IN
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

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CUSIP NO. 84748Q-10-3               SCHEDULE 13G               PAGE 3 OF 8 PAGES
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  GOLUB PS-GP, LLC
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


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4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           602,689
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      602,689
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  602,689
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  13.66%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  00 - LIMITED LIABILITY COMPANY
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

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CUSIP NO. 84748Q-10-3               SCHEDULE 13G               PAGE 4 OF 8 PAGES
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  LEG PARTNERS III SBIC, L.P.
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           602,689
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      602,689
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  602,689
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  13.66%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON

                  PN
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

CUSIP NO. 84748Q-10-3                                          PAGE 5 OF 8 PAGES
---------------------                                              ---  ---


ITEM 1.

      (a) Name of Issuer:  Specialty Catalog Corp.
                           -----------------------

      (b) Address of Issuer's Principal Executive Offices:

                 21 Bristol Drive, South Easton, Massachusetts 02375
                 ---------------------------------------------------
ITEM 2.

      (a) Name of Persons Filing:
      (b)  Address of  Principal  Business  Office or, if none,  Residence:
      (c)  Citizenship:

           (i)      Golub PS-GP, LLC, a Delaware limited liability company.

           (ii)     LEG Partners III SBIC, L.P., a Delaware limited partnership.

           (iii)    Lawrence E. Golub, a United States citizen.

           (b), (c) and (f) Each of the Reporting Persons has a business address of 230 Park Avenue, 19th Floor, New York, New York 10169.

(d) Title of Class of Securities: common stock, $0.01 par value
                                  -----------------------------
(e) CUSIP Number:   84748Q-10-3
                    -----------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or Dealer registered under Section 15 of the Act

     (b)  [ ] Bank as defined in section 3(a)(6) of the Act

     (c)  [ ] Insurance Company as defined in section 3(a)(19) of the Act

     (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940

     (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act or under the laws of any State

     (f) [ ] Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)

     (g) [ ] Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)

     (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act

     (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940

     (j)  [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J)

If this statement is filed pursuant to ss.240.13d-1(c), check this box  [X].

CUSIP NO. 84748Q-10-3                                          PAGE 6 OF 8 PAGES
---------------------                                              ---  ---


ITEM 4.   OWNERSHIP

      Provide the following information as of that date and identify those shares which there is a right to acquire.

      LAWRENCE E. GOLUB*

      (a) Amount Beneficially Owned:  602,689
                                    --------------------------------------------
      (b) Percent of Class:   13.66%
                             ---------------------------------------------------
      (c) Number of shares as to which such person has:

           (i)sole power to vote or to direct the vote:    0
                                                         -----------------------
          (ii)shared power to vote or to direct the vote:  602,689
                                                          ----------------------
         (iii)sole power to dispose or to direct the disposition of:    0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 602,689
                                                                      ----------

      GOLUB PS-GP, LLC**

      (a) Amount Beneficially Owned:      602,689
                                     -------------------------------------------
      (b) Percent of Class:     13.66%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:    0
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  602,689
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of:  0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 602,689
                                                                       ---------


      LEG PARTNERS III SBIC, L.P.

      (a) Amount Beneficially Owned:  602,689
                                     -------------------------------------------
      (b) Percent of Class:   13.66%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:   0
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  602,689
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of:  0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 602,689
                                                                        --------

--------------
*Shares reported for Lawrence E. Golub include shares beneficially owned by LEG Partners III SBIC, L.P., which entity may be deemed to be indirectly controlled by Mr. Golub, who serves as the President of Golub PS- GP, LLC, the sole General Partner of LEG Partners III SBIC, L.P. Mr. Golub also may be deemed a controlling person of certain other private investment funds or managed accounts which as of the date hereof do not beneficially own any shares of the Issuer other than as a result, in certain cases, of direct or indirect ownership of limited partnership interests in LEG Partners III SBIC, L.P.

**Shares reported for Golub PS-GP, LLC include shares beneficially owned by LEG Partners III SBIC, L.P., of which Golub PS-GP, LLC is the General Partner.

CUSIP NO. 84748Q-10-3                                          PAGE 7 OF 8 PAGES
---------------------                                              ---  ---


Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Shares reported for Lawrence E. Golub include shares beneficially owned by LEG Partners III SBIC, L.P., which entity may be deemed to be indirectly controlled by Mr. Golub, who serves as the President of Golub PS-GP, LLC, the sole General Partner of LEG Partners III SBIC, L.P. Shares reported for Golub PS-GP, LLC include shares beneficially owned by LEG Partners III SBIC, L.P. Certain employees or other affiliates of the Reporting Persons also own approximately 20,000 shares of the Issuer which shares are not included herein. The Reporting Persons disclaim beneficial ownership of such shares for all purposes.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not Applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

     Not Applicable

CUSIP NO. 84748Q-10-3                                          PAGE 8 OF 8 PAGES
---------------------                                              ---  ---


ITEM 10.  CERTIFICATION


      By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

Dated this 19th day of May, 1999.


                                      Golub PS-GP, LLC


                                      By:/S/ Lawrence E. Golub
                                         ---------------------------------------
                                         Lawrence E. Golub, President


                                      LEG Partners III SBIC, L.P.
                                      By: Golub PS-GP, LLC, its General Partner


                                      By:/S/ Lawrence E. Golub
                                         ---------------------------------------
                                         Lawrence E. Golub, President

                                          /S/ Lawrence E. Golub
                                         ---------------------------------------
                                         Lawrence E. Golub, individually